Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
FTI Consulting
Nathan Elwell
(312) 553-6706
Nathan.elwell@fticonsulting.com

Superior Industries Reports Full Year 2014 And Fourth Quarter
Financial Results

SOUTHFIELD, MICHIGAN - March 10, 2015 - Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported financial results for the full year and fourth quarter ended December 28, 2014.

Don Stebbins, President and Chief Executive Officer, commented, “2014 was an important year for Superior as we strengthened the foundation of our company.  We successfully transitioned production from our Rogers’ Arkansas facility to other, more cost-efficient facilities, began the launch of our newly constructed facility in Mexico, strengthened our management team and board of directors, and began the process of enhancing our competitiveness.  We ended the year in a stronger position with some key investments and decisions behind us and are looking forward to 2015 as a year of solid improvement.”

Mr. Stebbins continued, “We also remain committed to returning cash to shareholders through our dividend and share repurchase programs.”

Net income for the year was $8.8 million, or $0.33 per diluted share, as compared to net income of $22.8 million, or $0.83 per diluted share, in 2013. The decline in net income was due to lower unit shipments, costs associated with the closing of our manufacturing facility in Rogers Arkansas, the sale process of the company’s two aircraft and the impairment of an investment in an unconsolidated subsidiary located in India. In total these costs were $12.2 million, $8.6 after tax, or $0.32 cents per share.

Consolidated net sales for 2014 were $745.4 million, a 6% decrease from $789.6 million for 2013, primarily reflecting lower unit volume and an unfavorable change in product mix. Unit shipments decreased 0.8 million to 11.1 million in 2014. Partially offsetting the decline in unit shipments was an increase in average selling price, due to higher aluminum prices generally passed through to the customer.

Gross profit for 2014 was $50.2 million, or 7 percent of net sales, compared to $64.1 million, or 8 percent of net sales, in 2013. The decrease reflects the lower unit shipments, and the aforementioned costs related to the closure of the Rogers, Arkansas facility, which negatively impacted margin by 1%.

Selling, general, and administrative expenses for 2014 were $32.3 million, or 4.3% of net sales, compared with $29.5 million, or 3.7% of net sales in 2013. The increase was primarily attributable to the sales process of the company’s aircraft, costs for its proxy contest and fees for strategic market and other key business assessments.

Consolidated income from operations decreased $16.7 million in 2014 to $17.9 million, or 2% of net sales, from $34.6 million, or 4% of net sales, last year.

Other expenses for 2014 totaled $3.3 million, attributable to a $2.5 million impairment of an investment in an unconsolidated subsidiary located in India and the impact of changes in foreign currency exchange rates.

The 2014 effective tax rate was 43.9% compared to 38.0% last year. The increase is largely due to certain non-deductible costs related to recent tax law changes in Mexico, write-off of a tax asset, reduced R&D tax credits and changes in valuation and uncertain tax position reserves.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, restructuring charges and impairments of long-lived assets and investments), a non-GAAP measure, was $55.8 million, or 7 percent of net sales, for 2014. 2013 Adjusted EBITDA was $63.6 million, or 8 percent of net sales. A full reconciliation of net income to Adjusted EBITDA can be found at the end of this press release.

At December 28, working capital was $204.0 million, including cash, cash equivalents and short term investments of $66.2 million. At December 29, 2013, working capital was $284.8 million, including cash, cash equivalents and short-term investments of $203.1 million. During the fourth quarter, Superior announced the closing of a $100 million dollar revolving credit facility, which will be used for general corporate purposes, including future investment opportunities.

During the third quarter of this year, Superior completed a $30 million stock repurchase program originally approved by the board of directors during the first quarter of 2013. Subsequently, on October 14, 2014, Superior’s board of directors approved a new stock repurchase program authorizing the repurchase of up to $30 million of the company’s common stock.

Fourth Quarter Results

For the fourth quarter ended December 28, 2014, Superior reported net income of $1.4 million, equal to $0.05 per diluted share, compared $6.4 million, or $0.23 per diluted share, for the prior year period. Net income for the most recent quarter was impacted by lower unit shipments and costs associated with the closure of the manufacturing facility in Rogers, Arkansas, the sale process of the company’s remaining aircraft and the impairment of an investment in an unconsolidated subsidiary located in India. These costs totaled $6.9 million, $4.3 million after tax, or $0.16 per share. The net income decline was mitigated partially by a lower effective tax rate in the 2014 fourth quarter of 21% versus 48% in the prior year, due to the reversal of reserves for uncertain tax positions.

Consolidated net sales for the 2014 fourth quarter declined 3% to $186.7 million from $192.5 million in the fourth quarter of 2013. The decrease is attributable to reduced unit sales volume and an unfavorable change in product mix, offset partially by higher aluminum prices generally passed through to the customer. Unit shipments were 2.7 million in the fourth quarter of 2014 versus 2.9 million a year ago.

Gross profit for the 2014 fourth quarter decreased to $11.5 million, or 6 percent of sales, from $18.9 million, or 10 percent of sales, for the fourth quarter of 2013. The current year impact from the unit volume decline and costs associated with the Rogers facility closure was offset partially by reduced labor and benefit, maintenance and supply costs. Rogers facility closure costs were equal to 1 percent of sales.

Consolidated selling, general and administrative expenses for the fourth quarter of 2014 were $7.1 million, or 3.8% of net sales up from $6.9 million, or 3.6% of net sales in the 2013 fourth quarter. The increase is attributable to the 2013 recognition of a $700,000 gain from land contributed to the company by the Mexican government, partially offset by separation costs and 2014 increases in depreciation and legal costs.

Income from operations declined to $4.4 million for the 2014 fourth quarter from $12.0 million a year ago, with the change primarily reflecting the gross profit decrease.

The effective tax rate for the fourth quarter of 2014 was 21% and generally reflects the benefit of reversing uncertain tax position reserves in the fourth quarter. The higher tax provision for the 2013 fourth quarter in part reflected the revaluation of deferred taxes caused by the enactment of changes in Mexico’s tax regulations, as well as for increases in reserves for uncertain tax positions.

For the 2014 fourth quarter, Adjusted EBITDA was $15.7 million, or 8 percent of net sales, as compared to $19.1 million, or 10 percent of net sales, during the prior year period.

2015 Outlook

Based on the current outlook, Superior reaffirms the 2015 guidance provided on January 19th, 2015.

•	Superior expects to report net sales in the range of $725 - $800 million. EBITDA margins are expected to increase by 100 to 200 basis points in 2015.

•
Value-added sales, which primarily removes from net sales the value of aluminum that is passed through to customers, is expected to be in the range of $325-$360 million and EBITDA margins as a percentage of value-added sales are expected to increase 350 to 500 basis points.

•	Capital expenditures for 2015 are expected to approximate $40 million, significantly lower than in 2014 when the company was investing in the completion of its new manufacturing plant in Mexico.

•	Working capital is expected to be a net use of approximately $10 million.

Stebbins explained, “We enter 2015 with confidence and expect our performance will improve as we move through the balance of the year driven by three factors. First, we are ramping up production at our new Mexico facility throughout the year and aim to reach full capacity by the end of 2015. Second, we anticipate our shipment volumes to improve in the back half of the year. Third, we are actively implementing operational excellence initiatives across the business to enhance our competitive position. We look forward to building upon the progress achieved in 2014 and continuing to drive efficiencies across the business, making disciplined investments to produce sustainable, long-term growth.”

Conference Call

Superior will host a conference call beginning at 11 ET on Tuesday, March 10, 2014 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford,

General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which we have defined as earnings before interest, taxes, depreciation, amortization, restructuring charges and impairments of long-lived assets and investments and “Value-Added Sales” which we define as net sales less upcharges primarily for the aluminum value in net sales.” Adjusted EBITDA as a percentage of value added sales is a key measure that is not calculated according to GAAP.  Adjusted EBITDA as a percentage of Value Added Sales is defined as Adjusted EBITDA divided by value added sales.  See the Non-GAAP Financial Measures section of this annual report for a reconciliation of Adjusted EBITDA and Value Added Sales.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “investor” link at [www.supind.com].

We have not quantitatively reconciled differences between Valued-Added Sales, EBITDA and EBITDA margins and their corresponding GAAP measures, in our 2015 Outlook, due to the inherent uncertainty regarding variables affecting the comparison of these forward-looking measures. The magnitude of these differences, however, may be significant.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as "may," "should," "could," “will,” "expects," "seeks to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2015 outlook and projections for reported net sales, value-added sales, EBITDA margin, capital expenditures and the change in working capital, and improving operational efficiencies, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks and uncertainties discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's most recent Annual Report on Form 10-K and subsequent filings. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Follow)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Net Sales	$186,672	$192,511	$745,447	$789,564

Cost of Sales	170,869	173,623	686,796	725,503
Restructuring Costs	4,267	—	8,429
	175,136	173,623	695,225	725,503
Gross Profit	11,536	18,888	50,222	64,061

Selling, General and Administrative Expenses	7,132	6,914	32,309	29,468
Income From Operations	4,404	11,974	17,913	34,593

Interest Income, net	202	402	1,095	1,691
Other Income (Expense), net	(2,885)	1	(3,306)	557
Income Before Income Taxes	1,721	12,377	15,702	36,841

Income Tax (Provision) Benefit	(360)	(5,982)	(6,899)	(14,017)
Net Income	$1,361	$6,395	$8,803	$22,824

Income Per Share:
Basic	$0.05	$0.23	$0.33	$0.83
Diluted	$0.05	$0.23	$0.33	$0.83

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	26,683,000	27,459,000	26,908,000	27,392,000
Diluted	26,733,000	27,583,000	27,020,000	27,531,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	December 31,	December 31,
	2014	2013
Current Assets	$276,011	$384,218
Property, Plant and Equipment, net	255,035	219,892
Investments and Other Assets	48,864	49,278
	$579,910	$653,388

Current Liabilities	$71,962	$99,430
Long-Term Liabilities	68,942	70,895
Shareholders' Equity	439,006	483,063
	$579,910	$653,388

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Adjusted EBITDA Calculation
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net Income	$ 1,361	$ 6,395	$ 8,803	$ 22,824
Adjusting Items:
- Interest (income), net	(202)	(402)	(1,095)	(1,691)
- Tax (benefit) expense	360	5,982	6,899	14,017
- Depreciation (1)	9,705	7,109	35,582	28,466
- Restructuring Charges (excluding accelerated depreciation)	2,014	-	3,064	-
- Impairment of long-lived assets	2,500	-	2,500	-
	14,377	12,689	46,950	40,792
Adjusted EBITDA	$ 15,738	$ 19,084	$ 55,753	$ 63,616

(1) Depreciation for the three and twelve month period ending December 28, 2014, includes $2.4 million and $6.5 million of accelerated depreciation charges as a result of shortened useful lives due to the Company's restructuring activities.

The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.